Exhibit 5.1

November 3, 2014

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, New Jersey 08540

Re:            Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to Soligenix, Inc., a Delaware corporation (the “Company”), with respect to the Registration Statement on Form S-1 (File No. 333-199038), as amended (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration for resale of (i) 206,460 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and (ii) associated preferred stock purchase rights (collectively, the “Rights”) issuable in accordance with that certain Rights Agreement dated June 22, 2007 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, which Rights (a) entitle the registered holders to purchase one one-thousandth (1/1000) of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.001 per share, at a price of $3.70 per one one-thousandth of a share, subject to certain adjustments, and (b) are attached to and trade with the Common Stock.

In connection with this opinion, we have examined originals or copies of the following documents:

(a)           the Registration Statement, in the form filed and to be filed with the Commission, the exhibits filed or to be filed in connection therewith, and the form of Prospectus contained therein;

(b)           the Company’s Certificate of Incorporation, as amended;

(c)           the Company’s Bylaws, as amended;

(d)           the resolutions adopted by the Board of Directors of the Company authorizing the issuance and sale of the Shares;

(e)           the Rights Agreement; and

(f)           such other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.

In rendering this opinion, we have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Agreement and the Rights Agreement.  This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.  This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion.  This opinion is limited solely to the federal laws of the United States and the Delaware General Corporation Law.  Our opinion is based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares have been legally issued and are fully paid and non-assessable; and

2.	Each of the Rights have been legally issued and are fully paid and non-assessable, and will constitute a valid and binding obligation of the Company under the law of Delaware enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof.  We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In rendering this opinion and giving this consent, we do not admit that we are in the category as persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Duane Morris LLP
DUANE MORRIS LLP